Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
IElement Corporation
17194 Preston Road
Suite 102, PMB 341
Dallas, TX 75248

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated June 28, 2006, relating to the financial statements of IElement Corporation which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BAGELL, JOSEPHS, LEVINE AND COMPANY, LLC
Bagell, Josephs, Levine & Company, L.L.C.
Gibbsboro, NJ 08026

September 22, 2006